UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Aramark

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Aramark

1101 Market Street

Philadelphia, Pennsylvania 19107

SUPPLEMENT TO PROXY STATEMENT

For

THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 3, 2015

On December 31, 2014, Aramark (the “Company”) filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on February 3, 2015 at 10:00 a.m. Philadelphia time at the Philadelphia Marriott Downtown, 1201 Market Street, Philadelphia, Pennsylvania, 19107. The Proxy Statement contains, among other things, proposals to elect directors to the Company’s Board of Directors (the “Board”). This proxy statement supplement, dated January 29, 2015, supplements the Proxy Statement (the “Supplement”).

The primary purpose of this Supplement is to provide subsequent information relating to recent changes in the Company’s Board composition and the proposed nominees to the Board. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Withdrawal of Nominee for Election as Director

On January 26, 2015, Stephen Murray, a member of the Board and a nominee for re-election as a director at the Annual Meeting, informed the Company that he was resigning from the Board effective immediately. Mr. Murray’s resignation was not the result of any disagreement between Mr. Murray and the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Murray was a director designated by investment funds associated with CCMP Capital Advisors (“CCMP”) pursuant to the terms of the Amended and Restated Stockholders Agreement, dated as of December 10, 2013. CCMP has not designated a director to take Mr. Murray’s place at this time.

Mr. Murray was a nominee for re-election to the Board at the Annual Meeting. In connection with his resignation from the Board, Mr. Murray has withdrawn as a candidate for re-election as a director at the Annual Meeting and the Board has decided not to fill the vacancy created by his resignation at this time and no other nominee for election at the Annual Meeting will be named in his place.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Murray at the Annual Meeting will not be voted with respect to his election at the Annual Meeting, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Murray’s name as a nominee for election as director. Important information regarding how to vote your shares and revoke proxies already submitted is available in the Proxy Statement under the caption “General Information.”

Sincerely,

/s/ STEPHEN R. REYNOLDS

Stephen R. Reynolds
Executive Vice President, General Counsel and Secretary

January 29, 2015